Exhibit 4.70

Loan Agreement

This Loan Agreement (the “Agreement”) is entered into by and among the following Parties on July 26, 2019 in Shenzhen, People’s Republic of China (the “PRC”):

Party A:	Gu Dejun, Identification No.: [ ];

Yang Qihu, Identification No.: [                    ]

(collectively the “Borrowers” and each a “Borrower”)

Party B:	Simo Music (Beijing) Co., Ltd. (the “Lender”)

Registered Address:1st Floor, Building 195, No.1 District, Xijiao Beiwa Road, Haidian District, Beijing;

Legal Representative: Wang Lei

In this Agreement, each party shall hereinafter be referred to as a “Party” respectively and as the “Parties” collectively.

Whereas:

1.

Lianhe Wenyu (Shenzhen) Co., Ltd. (the “Lianhe Wenyu”), a limited liability company, organized and existing under the laws of the PRC. Party A collectively hold 100% equity interests in Lianhe Wenyu, among which Gu Dejun holds 50% of the equity interests, representing RMB 2,500,000 in the registered capital thereof, Yang Qihu holds 50% of the equity interests, representing RMB 2,500,000 in the registered capital thereof.

2.	The Borrowers intend to obtain necessary financial support from the Lender to increase its investment in Lianhe Wenyu and develop the business of Lianhe Wenyu.

In order to clarify the rights and obligations of the Parties under this Agreement, the Parties have reached the following agreements for their mutual compliance:

1	Definitions

1.1	Unless otherwise specified in this Agreement, the following words shall have the meanings:

“Outstanding Payments”: means the outstanding amount of the Loan.

“Effective Date”: means the date on which this agreement is duly executed by the Parties.

“Loan”: means the loan provided by the Lender to the Borrowers.

“Repayment Notice”: has the meaning set forth in Article 3.1 of this Agreement.

“Repayment Application”: has the meaning set forth in Article 3.2 of this Agreement.

“Such Rights”: has the meaning set forth in Article 8.5 of this Agreement.

1.2	The meanings of the related terms mentioned in this Agreement are as follows:

“Articles”: shall be construed as articles in this Agreement unless the context of this Agreement provides otherwise.

“Tax Fees”: shall be construed as including any taxes, fees, duties or other charges of the same nature (including but not limited to, any penalties or interest in respect of non-payment or delay in payment of such taxes);

“Borrowers” and “Lender” shall be construed as including the successors and assignees of the Parties in accordance with their respective interests.

2	The Amount, Interest Rate and Use of the Loan

2.1	The Parties confirm that the principal amount of the Loan is RMB 2.5 million. As agreed by the Parties, the Lender can pay the Loan to the Borrower in one time or in stages.

2.2	The interest rate of the Loan under this Agreement is zero, i.e. no interest will be charged.

2.3	The Borrower shall only use the Loan under this Agreement to invest in Lianhe Wenyu for its business development.

3	Repayment of the Loan

3.1

At any time, the Lender may, at its absolute discretion, serve a repayment notice (hereinafter referred to as the “Repayment Notice”) thirty (30) days in advance to the Borrowers to require the Borrowers to repay part or all of its Outstanding Payments. In the event that the Lender requires the Borrowers to repay in accordance with the foregoing provisions, the Borrowers shall repay the corresponding amount of Loan timely in accordance with this

Agreement. If the borrower is unable to repay the Loan and with the written consent of the Lender, the Lender shall have the right to purchase or designate a third party to purchase the corresponding equity held by the Borrowers to Lianhe Wenyu at the equity transfer price equal to the Outstanding Payments to be repaid, provided that the proportion of the purchased equity to the equity of Lianhe Wenyu held by such Borrower shall be the same as the proportion of the Outstanding Payments to be repaid to the principal of the amount of Loan borrowed by such Borrower under this Agreement, and the amount of the Outstanding Payments to be repaid shall be offset against the equity transfer price of the purchased equity.

3.2

Upon the expiration of the period of the thirty (30) days specified in the Repayment Notice or Repayment Application, the Borrower required to repay or apply for repayment shall repay the Outstanding Payments in accordance with Article 3.1 of this Agreement.

3.3

If the Borrower is unable to repay the Loan and the Lender chooses to exercise its right to purchase the equity of Lianhe Wenyu held by such Borrower, each Party shall complete the equity transfer as specified in Article 3.1 above at the same time. The Lender or the third party designated by the Lender has legally and completely transferred the corresponding equity of Lianhe Wenyu in accordance with Article 3.1, and there is no pledge or any other form of encumbrances.

3.4	The Borrowers shall not repay the Loan in advance without the written consent of the Lender.

4	Tax Fees

4.1	All fees and actual expenses related to this Agreement, including but not limited to legal fees, cost of production, stamp duty and any other taxes, and expenses, shall be borne by the Lender.

5	Assignment

5.1	The Borrower shall not be entitled to assign its rights and obligations under this Agreement except with the prior written consent of Lender.

5.2	This Agreement shall be binding on Borrower ands its successors and permitted assignees and shall be valid for Lender and each successors and assignees of the Lender.

5.3

The Lender may at any time assign all or any of its rights and obligations under the exclusive business cooperation agreement to its designated person (natural person/legal person), in which case, the assignee shall be entitled with and undertake the rights and obligations of the Lender under this Agreement, as if it were the original party of this Agreement. At the request of the Lender, the Borrowers shall sign relevant agreements and/or documents in respect of the assignments.

5.4	After the change of the Lender caused by the assignment, the Borrowers shall, at the request of the Lender, enter into a new loan agreement in consistent with this Agreement with the new lender.

5.5

The Lender shall strictly abide by the provisions of this Agreement and other relevant agreements signed by each Party individually or jointly, including the Exclusive Option Agreement and the Power of Attorney issued to the Lender, perform its obligations under each agreement without any action/omission that may affect the validity and enforceability of the Agreement.

6	Confidentiality

6.1

The Parties acknowledge and confirm that the terms of this Agreement and any oral or written information exchanged among the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall keep all such confidential information confidential, and shall not, without prior written consent of the other Party, disclose any confidential information to any third parties, except for information: (a) that is or will be available to the public (other than through the unauthorized disclosure to the public by the Party receiving confidential information); (b) that is required to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) that is disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to the terms set forth in this Article. Disclosure of any confidential information by the employees or entities engaged by any Party shall be deemed as disclosure of such confidential information by such Party, which Party shall be held liable for breach of contract. This Article shall survive the termination of this Agreement.

7	Notices

7.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the designated address of such party as listed below. A confirmation copy of each notice shall also be sent by E-mail. The dates on which notices shall be deemed to have been effectively delivered shall be determined as follows:

7.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be the date of receipt or rejection at the address set as the notice.

7.1.2	Notices given by facsimile transmission shall be deemed effectively delivered on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

7.2	For the purpose of notification, the addresses of the Parties are as follows:

Party A:

Address: 5th Floor (Gate C7), South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing

Attention: Legal Management Department-Investment and M&A Legal

Email: []

Party B:

Address: 5th Floor (Gate C7), South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing

Attention: Legal Management Department-Investment and M&A Legal

Email: []

7.3	Each Party may at any time change its address for notices by delivering a notice to the other Party in accordance with this Article.

8	Breach of Agreement

8.1

If the Borrowers breach any of the provisions in this Agreement, the Lender shall have the right to terminate this Agreement and claim damages from the Borrowers. This Article shall not prejudice any other rights of the Lender under this Agreement;

8.2	Unless otherwise required by applicable laws, Party B shall not have any right to terminate this Agreement in any event.

9	Governing Law and Disputes Resolution

9.1	The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of any disputes hereunder shall be governed by the PRC laws.

9.2

Any disputes arising in connection with the implementation and performance of this Agreement shall be settled through friendly consultations among the Parties, and where such disputes are still unsolved within thirty (30) days upon issuance of the written notice by one Party to the other Party for consultations, such disputes shall be submitted by either Party to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall take place in Shenzhen and the arbitration language shall be Chinese. The arbitration award shall be final and binding upon all the Parties.

9.3

Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any disputes, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights and perform their respective obligations hereunder.

10	Severability

10.1

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11	Miscellaneous

11.1	The Parties may amend, supplement or change this Agreement in writing and shall come into force upon being signed and sealed by the Parties.

11.2	This Agreement is written in Chinese in three (3) originals, with each of the Lender and the Borrowers holding one copy with the same legal effect.

11.3

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and agreements between the Parties with respect to the subject matter hereof.

[The remainder of this page is intentionally left blank]

IN WITNESS HEREOF, the Parties have caused this Loan Agreement to be executed by their respective authorized representative on the date first above written.

Party A:

By:	/s/ Gu Dejun
Name:	Gu Dejun

By:	/s/ Yang Qihu
Name:	Yang Qihu

IN WITNESS HEREOF, the Parties have caused this Loan Agreement to be executed by their respective authorized representative on the date first above written.

Party B: Simo Music (Beijing) Co., Ltd.

/s/ Seal of Simo Music (Beijing) Co., Ltd.